CODE OF ETHICS

February 2015

This document contains confidential information created and maintained by Consilium Investment Management and should not be reproduced without prior written authorization.

Table of Contents

Section 1: Statement of Policy	6
Section 2: Scope	7
Relevant Exhibits	7
Persons Covered by the Code	7
Securities Covered by the Code	7
Accounts Covered by the Code	8
Indirect Interest or Control	8
Beneficial Interest or Control - Trusts	8
Section 3: Statement of General Principles and Code of Conduct	9
Relevant Exhibits	9
Code of Conduct	9
Compliance with Laws, Rules and Regulations	9
Corporate Opportunities	10
Competition and Fair Dealing	10
Confidentiality	10
Privacy of Client Financial Information	10
Protection and Proper Use of the Adviser’s Assets	11
Payments to Government Personnel	11
Waivers of the Code	11
Disclosures and Controls	11
Rumor Controls	11
Public Disclosure and Financial Reporting	12
Section 4: Fiduciary Capacity	13
Relevant Exhibits	13
Fiduciary Duty	13
Fiduciary Principles	13
Best Execution	14
Section 5: Insider Trading	15
Relevant Exhibits	15
Who is an Insider?	15
What is Material Information?	16
What is Non-Public Information?	16
Protection of Material Non-Public Information	16
Penalties for Insider Trading	17
Procedures to Implement Insider Trading Policy	17
Restricted/Watch Lists	18
Violations	18
Procedures	18
Section 6: Personal Securities Policy and Reporting	19
Relevant Exhibits	19

Reporting Requirements	20
Procedures for Initial and Annual Reporting of Personal Securities Holdings	20
Procedures for Quarterly Reporting of Personal Securities Transactions	21
Reporting	21
IPOs and Private Placements Policy Pre–clearance	22
Exceptions to Reporting	22
Procedures	22
Pre-Clearance of Personal Securities Transactions	22
Section 7: Outside Business Activities Policy and Reporting	24
Relevant Exhibits	24
Outside Business Activities	24
Preapproval	24
Executor/Trustee	24
Procedures	24
Section 8: Gifts and Entertainment Policy	25
Relevant Exhibits	25
Gifts and Entertainment	25
Section 9: Conflict of Interest	26
Section 10: Other Transactions	27
Section 11: Social Media and Networking Policy	28
Relevant Exhibits	28
Policy	28
Procedures	30
Section 12: Political Contributions Policy and Reporting	31
Relevant Exhibits	31
Background	31
Policy	31
Section 13: Code of Ethics Acknowledgements	32
Relevant Exhibits	32
Acknowledgements	32
Procedures	32
Section 14: Form ADV Disclosure	33
Relevant Exhibits	33
Section 15: Violations and Sanctions	34
Relevant Exhibits	34
Reporting any Illegal or Unethical Behavior or Violations of this Code	34
Sanctions	34
Enforcement of this Code	34
Section 15: Compliance Oversight	35
Relevant Exhibits	35
Section 16: Recordkeeping	36
Relevant Exhibits	36
EXHIBITS	37
Exhibit A – Covered Persons	38
Exhibit B – Pre–Clearance Request Form	39

Code of Ethics

The Investment Advisers Act of 1940 (Advisers Act) requires all Securities and Exchange Commission (SEC) registered investment advisers to adopt Codes of Ethics.

Consilium Investment Management, LLC (“CIM” or the “Adviser”) as an investment adviser is a fiduciary that owes its clients a duty of undivided loyalty. In order to educate our employees, protect the reputation of the Adviser and guard against violating the securities laws, both federal and state, CIM is adopting this Code of Ethics (the “Code”) to establish standards of conduct to which its employees must adhere. In addition, the Code of Ethics addresses personal securities trading and requires reporting of personal holdings and securities transactions of certain employees.

The person named below is responsible for compliance with all regulatory jurisdictions’ rules and regulations, (which includes the administration of this Code), the Adviser’s internal policies and procedures, and the overall supervision of Covered Persons.

Consilium Investment Management, LLC 3101 N. Federal Hwy., Suite 502 Fort Lauderdale, FL 33306

Mr. Charles Theodore Cassel

Managing Director and

Chief Compliance Officer

E-mail: ccassel@consimllc.com

(954) 315-9381

Section 1: Statement of Policy

It is the policy of CIM to establish such procedures and guidelines governing the conduct of its business to prevent actual or potential conflicts of interest with its clients and to prevent violations of securities laws or other duties owed to clients.

In addition to the Adviser’s fiduciary duty to its clients which requires each employee to act solely for the benefit of the clients, employees also have a duty to act in the best interests of the Adviser. Therefore, it is in the best of interests of CIM to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all situations which might pose a risk of securities laws violations or create conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the Adviser’s employees can minimize their and the Adviser’s potential exposure to violations of securities laws, prevent fraudulent activity and reinforce fiduciary principles.

Failure to comply with the provisions of this Code is a ground for disciplinary action, including discharge, by the Adviser. Adherence to the Code is considered a basic condition of your employment with the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the person charged with the administration of this Code, who is the Adviser’s Managing Director and Chief Compliance Officer (“CCO”), Charles T. Cassel III.

A copy of this Code and any amendments will be provided to each supervised person (as defined in the Investment Advisers Act of 1940). Each person must acknowledge in writing the receipt of these copies. A “supervised person” means any partner, Officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of Adviser.

Section 2: Scope

Relevant Exhibits

Exhibit A – List of Covered Persons

Persons Covered by the Code

The Code applies to Covered Persons, as defined below.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements. Access Persons are defined as any of the Adviser’s Supervised Persons:

1.	Who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund the Adviser or its control affiliates manage; or

2.	Who are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

Note that under this last clause, even if an employee has no involvement in making recommendations, he or she may become an access person simply by learning of recommendations or decisions being made by CIM in the course of his/her employment duties.

The Adviser’s directors are presumed to be Access Persons. However, certain directors of the Adviser may not be considered Access Persons if they do not otherwise fall under the definition of an Access Person.

The Adviser has elected to subject all covered persons to the provisions of this Code. All Covered Persons are listed on Exhibit A to this Code.

Securities Covered by the Code

A Covered Security includes any instrument that is considered a Security under the Advisers Act except the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short– term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Adviser or its affiliates;

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Adviser or its affiliates; and

6.	Shares of ETFs held in college savings plans (529 Plans).

Accounts Covered by the Code

The Code applies to Accounts over which the Covered Person has direct or indirect beneficial interest or control. The Adviser’s Code requires a Covered Person to submit reports on all Covered Securities in all Covered Accounts.

Covered Persons have an interest in securities if they have the ability to directly or indirectly profit from a securities transaction. Indirect Interest or Control

The following are examples of indirect interest or control of securities:

1.	Securities held by members of Covered Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister- in-law. Adoptive relationships are included;

2.	Covered Persons’ interests as a general partner in securities held by a general or limited partnership; and

3.	Covered Persons’ interests as a manager/member in the securities held by a limited liability Adviser.

Covered Persons have no indirect interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.

Beneficial Interest or Control - Trusts

The following are examples of beneficial interest in securities held by a trust:

1.	Ownership of securities as a trustee where either the Covered Person or members of the Covered Persons’ immediate family have a vested interest in the principal or income of the trust;

2.	Ownership of a vested beneficial interest in a trust; and

3.	A Covered Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Covered Person to revoke the trust.

Section 3: Statement of General Principles and Code of Conduct

Relevant Exhibits

Exhibit G – Initial / Annual Acknowledgement Report

The Adviser is dedicated to providing effective and proper services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Adviser’s Covered Persons maintain the highest standards of ethical behavior in the performance of their duties.

Covered Persons must:

1.	Place interests of clients first, and must scrupulously avoid serving their own interests ahead of those of clients when making any decision relating to personal investments;

2.	Not take inappropriate advantage of their positions;

3.	Keep information concerning clients investments confidential; and

4.	Always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Covered Persons whether or not such conduct is covered by specific procedures.

Code of Conduct

The Advisers Act requires the Adviser’s Code of Ethics to set forth a standard of business conduct required of all Covered Persons. As an investment advisor, the Adviser acknowledges that it is performing its obligations from a position of trust and fiduciary responsibility to its clients. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Adviser. All employees, partners, officers, directors and consultants (including those of under contractual obligation to the Adviser; hereafter collectively referred to as ‘employees’) must conduct themselves accordingly.

Employees must not only observe acceptable general principles of conduct and specific requirements surrounding personal trading and reporting, but must comply with applicable federal and state laws. The applicable regulations may include the Securities Act, the Investment Advisors Act, the Exchange Act as well as other regulations adopted by the Securities and Exchange Commission and other regulators. In the unexpected situation where a law conflicts with a policy in this Code or if an Employee has any questions about any potential conflicts, Employees should consult with the Adviser’s CCO or other appropriate person how to handle the situation. Situations which arise where the Employee believes there is a conflict in actions required or requested between the code and the law must be immediately brought to the attention of the CCO.

The Adviser believes that these general principals to be detailed in this acknowledgement will assist the Adviser in fulfilling its fiduciary responsibilities as well as protect the integrity and reputation of the Adviser and its employees. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment or other service or actions to remove the individual as an employee (refer to the full definition of employee set out above).

Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which the Adviser’s ethical standards are built. All employees of the Adviser must respect, obey and comply with all applicable governmental laws, rules and regulations, including those of the cities and states in which the Adviser operates. Although not all employees of the Adviser are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from the CCO.

The Adviser will hold information and training sessions at least annually to promote compliance with laws, rules and regulations, including insider-trading laws at least annually.

CIM’s directors, officers, or employees may not:

1.	In communicating with the Adviser or any of its customers, counterparties or regulators, make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made accurate and complete.

2.	Engage in any act, practice or course of business which operates or could operate as a fraud or deceit upon the Adviser, any of its customers, counterparties or regulators, or any other person.

3.	Cause the Adviser to violate any laws, rules and regulations applicable to the Adviser.

4.	Buy or sell securities of any issuer when in possession of material nonpublic information relating to the issuer, or recommend that another person buy, sell or hold the securities of such issuer.

Corporate Opportunities

Employees of the Adviser are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee of the Adviser may use corporate property, information, or position for improper personal gain. Employees of the Adviser owe a duty to the Adviser to advance its legitimate interests when the opportunity to do so arises.

Competition and Fair Dealing

The Adviser seeks to outperform the competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee of the Adviser should endeavor to respect the rights of and deal fairly with the Adviser’s customers, suppliers, competitors, employees, officers and directors. No employee of the Adviser should take unfair advantages of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. Any violation of this Code will subject the employee to sanctions that may include termination of employment.

Confidentiality

Employees of the Adviser must maintain the confidentiality of confidential information entrusted to them by the Adviser or its customers, except when disclosure is authorized by a Adviser officer or legal counsel, or required by laws, rules or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Adviser or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or other service ends. Any violation of the confidentiality portion of this Code will be cause for termination of employment. For additional details please refer to the Adviser’s policy on Safeguarding Client Information.

Privacy of Client Financial Information

The Adviser will not disclose any nonpublic personal information about a client to any nonaffiliated third party unless the client expressly gives permission to the Adviser to do so. The client must grant such permission or deny permission to the Adviser in writing. A copy of the permission/denial document will be filed in the client file. The permission/denial should be part of the client application.

The Adviser will ensure that in all dealings with third parties that the privacy policy, as articulated in the Compliance Manual, will be followed.

Protection and Proper Use of the Adviser’s Assets

All employees of the Adviser should endeavor to protect the Adviser’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Adviser’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Adviser equipment should not be used for non-Adviser business, though incidental personal use may be permitted.

The obligation of employees of the Adviser to protect the Adviser’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Adviser policy. It could also be illegal and result in civil or even criminal penalties.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make payments to government officials of any country.

In addition, the U.S. government has a number of laws, rules and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Adviser policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The CCO can provide guidance in this area. Policies regarding political contributions to state and local elections are covered in Section 8 of this Code.

Waivers of the Code

Any waiver of this Code may be made only by unanimity of CEO and CCO and will be promptly disclosed as required by law or regulation.

Waivers for directors or executive officers (including senior financial officers) may be made only by the Board of Directors. The Adviser will publicly report all waivers which apply to the Adviser’s directors and executive officers as required by applicable laws and regulations.

Disclosures and Controls

All employees of the Adviser are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Adviser files with, or submits to, the SEC, other regulatory bodies and in other public communications made by the Adviser.

The Form ADV requires the reporting of past disciplinary actions taken against all “advisory affiliates.” The term “advisory affiliates” includes directors and chief officers of an advisor; individuals who have the power to direct or cause the direction of the management or policies of a Adviser; and all current employees except those performing only clerical administrative, support or similar functions. Many advisory affiliates must also provide biographical information which must be reported to the SEC.

All advisory representatives are required to provide full information to the Adviser as to all relevant past disciplinary actions taken against them and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the CCO.

Rumor Controls

In conjunction with any and all SEC compliance requirements, CIM will not tolerate and forbids any form of manipulative or false rumors or gossip being created, transmitted or spread in any medium or to any entity, by any employee. Such rumors can unduly and unfairly affect pricing, valuation and trading of investment instruments. The creation of, spreading or furtherance of any type of such manipulative or false rumor, in any form or medium, to any person or entity, shall be cause for immediate dismissal from the Adviser for any and all employees that are involved in any way with such information. This includes, but is not limited to the creation, use, possession of any type of manipulative or suspect messages, paragraphs, comments, words or language in any type of medium, including written documents, electronic communications, (Email, PIN messages, instant messages, text messages, blogs, chat rooms, and PDA’s) and phone messages. If the existence, or possible existence of any type of manipulative/false rumor is suspected/detected by any employee, he/she shall immediately report such incident directly to his/her supervisor, the CCO and/or a Managing Director. The CCO will immediately investigate the possible existence and veracity of such rumor, its origin, destination, and materiality. Further, as a regular policy and practice, the CCO will continually monitor and check all types of communications for detection of any such malicious and/or false rumors being created within or being received by CIM.

Public Disclosure and Financial Reporting

The Adviser requires that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All directors, officers and employees who are involved in the Adviser’s disclosure process, including the senior financial officers, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Adviser and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Adviser to others, whether within or outside the Adviser, including the Adviser’s independent auditors. In addition, any director, officer or employee who has a supervisory role in the Adviser’s disclosure process has an obligation to discharge his or her responsibilities diligently.

The Adviser’s senior financial officers are required to establish and manage the Adviser’s reporting systems and procedures to ensure that:

1.	Business transactions are properly authorized and accurately recorded on the Adviser’s books and records.

2.	The Adviser’s records are maintained in accordance with applicable legal and regulatory requirements and Adviser policy.

3.	Periodic reporting and communications are communicated in a manner that offers the highest degree of clarity and meaning so that readers will be able to determine the significance and potential consequences.

4.	Personnel dealing with the finances of the Adviser are informed as to rules and regulations that affect the financial operation of the Adviser.

5.	The financial operation of the Adviser is monitored as to compliance with any applicable rules and regulations.

6.	Any identified error is corrected in a timely manner.

Section 4: Fiduciary Capacity

Relevant Exhibits

None

Fiduciary Duty

Pursuant to Section 206 of the Advisers Act, both the Adviser and its IARs are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this Section involves more than acting with honesty and good faith alone. It means that the Adviser has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Fiduciary Principles

1.	Disinterested Advice. The Adviser must provide advice that is in the client’s best interest and IARs must not place their interests ahead of the client’s interests under any circumstances.

2.	Written Disclosures. Both the Disclosure Brochure (Form ADV Part 2) and the Adviser’s Client Advisory Agreement must include language detailing all material facts regarding the Adviser, the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the CCO to ensure that all clients are provided with these documents and that they contain the proper disclosure language.

3.	Oral Disclosures. Where regulations require specific oral disclosures to be provided to clients, the CCO should review with IARs the proper manner in which to affect such disclosures, as well as establish procedures for monitoring compliance.

4.	Conflicts of Interest. IARs must disclose any potential or actual conflicts of interest when dealing with clients. For example purposes, if investment advice includes transaction recommendations that would be executed through the Adviser or an affiliate of the Adviser, then the advice given would be subject to a potential conflict of interest.

5.	Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the client to receive such information; required by regulators or legal authorities; or service providers on a need-to-know basis entering into confidentiality agreements with a required reason to have temporary access (i.e. administrator)

6.	Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and, misappropriation of client funds.

7.	Fiduciary Obligations. The Adviser and its IARs are subject to the following specific fiduciary obligations when dealing with clients:

a.	The duty to have a reasonable, independent basis for the investment advice provided;

b.	The duty to obtain best execution for a client’s securities transactions where the IAR is in a position to direct brokerage transactions for that client;

c.	The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances; and,

d.	A duty to be loyal to client interests.

8.	Fiduciary Obligations under ERISA. The Adviser, either directly with Clients or through Client ownership of managed private investment companies, does not manage ERISA assets. The CCO is aware of the definition and requirements involving ERISA assets, as described below:

a.	Defined. Under ERISA, a fiduciary is any person who:

1.	exercises discretionary authority or control involving the management or disposition of plan assets;

2.	renders investment advice for a fee; or,

3.	has any discretionary authority or responsibility for the administration of the plan.

b.	Requirements. Where the Adviser acts as a fiduciary under ERISA, it must:

1.	act solely in the interests of the participant and their beneficiaries;

2.	offset the expenses of administration of the plan;

3.	act with the care, skill, prudence, and diligence that a prudent man would use in the same situation;

4.	diversify plan investments to reduce the risks of large losses unless it is clearly prudent not to do so; and,

5.	act according to the terms of the plan documents, to the extent the documents are consistent with ERISA.

Best Execution

CIM emphasizes, requires and monitors best execution principals in its daily business. CIM believes that best execution implicates duties: care and loyalty. The duty of care consists of four components: (1) best price based upon varying factors; (2) fair commissions; (3) proper allocation and (4) good service. The duty of loyalty includes identifying conflicts of interest, mitigating them to the highest extent possible, and disclosing them to clients. CIM constantly reviews its policies in regards to broker selection, commissions; trade analytic systems; disclosure; and conflicts of interests. CIM emphasizes and requires all of its employees to understand, follow, and utilize all of its guidelines for continued best execution.

Section 5: Insider Trading

Relevant Exhibits

None

Employees of the Adviser who have access to confidential information (and any employee of the Advisor, officer or director could have access to such information) are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Adviser’s business. All non-public information about the Adviser should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision or otherwise benefit on the basis of this information is not only unethical but also illegal.

In order to assist with compliance with laws against insider trading, the Adviser has adopted a specific policy governing employees, officers and directors trading in securities. This policy has been distributed to every employee of the Adviser. Any questions should be directed to the Adviser’s CCO or the Adviser’s legal counsel.

The Adviser forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at the Adviser.

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•	Trading by an insider on the basis of material non-public information;

•	Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,

•	Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any questions arise, Employees should consult the Adviser’s CCO.

Who is an Insider?

The term “insider” is broadly defined. It includes officers, directors and employees of a Adviser. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of an Adviser’s affairs and, as a result, is given access to information solely for the Adviser’s purposes. A temporary insider can include, among others, a Adviser’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Adviser may become a temporary insider of a client’s publically-held firm to which it provides advice or for which it performs other services. If a client’s publically-held firm expects the Adviser to keep the disclosed nonpublic information confidential and the relationship implies such a duty, than the Adviser will be considered an insider.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of an Adviser’s securities, regardless of whether the information is related directly to the Adviser’s business.

Information that officers, directors, employees, investment advisory representatives and other associated persons should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. The foregoing is not intended to be an exhaustive list.

Examples of information about an Adviser which should be presumed to be “material” include, but are not limited to, matters such as:

c.	dividend changes;

d.	dividend increases or decreases;

e.	earnings estimates;

f.	changes in previously released earnings estimates;

g.	significant new products or discoveries;

h.	developments regarding major litigation by or against the Adviser;

i.	liquidity or solvency problems;

j.	significant merger or acquisition proposals or agreements; or

k.	extraordinary management developments,

l.	similar major events which would be viewed as having materially altered the information available to the public regarding the Adviser or the market for any of its securities.

The foregoing is not intended to be an exhaustive list. What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

Protection of Material Non-Public Information

For purposes of this Code “material nonpublic information” includes information about the adviser’s securities recommendations, client securities holdings and transactions and nonpublic information about a publically traded Adviser.

Client information should be accessed on a “need to know” basis and should be treated as inside information within the accepted use of the term. That is information which has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.

No employees of the Adviser shall make use of material non-public (“inside”) information concerning any client or publically traded Adviser, nor shall any employee of the Adviser disclose any such inside information to other persons, including clients of the Adviser, if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (together, the ‘“34 Act”) or the spirit of the newly proposed Rule 204A-1. Every employee shall keep confidential any information communicated to such employee, including all information related to securities recommendations and investment decisions being made by the Adviser. No employee shall, in violation of the ‘34 Act, direct trades in securities for accounts of investment advisory clients as to which the Adviser, or either of its divisions, has discretionary authority while the Adviser is in possession of inside information. Such use, disclosure or trades may subject both the employee and the Adviser to substantial legal penalties under the ‘34 Act and other laws.

An employee, who comes to possess or believes that he or she may have come to possess inside information concerning any publically traded Adviser, shall discuss such information with the CCO who shall determine whether use of such information would violate the ‘34 Act or other laws. If the CCO determines that it would, he shall notify all employees that they are prohibited from disclosing to other persons (“tippees”) inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions or for the accounts of clients until further notice. The CCO shall, on a monthly basis, review such reports as well as records of trades for client accounts in order to determine whether the provisions of this Section are being complied with.

Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

Procedures to Implement Insider Trading Policy

The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons of the Adviser in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

1.	Identify Insider Information

Before an Employee trades or makes investment recommendations for himself/herself or others, including investment companies or private accounts managed by the Adviser, or in the securities of a Adviser about which the Employee may have potential insider information, the Employee should as himself/herself the following questions

a.	Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

b.	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

2.	Cease Communication and Report

If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed.

a.	Report the matter immediately to the CCO.

b.	Do not purchase, sell or recommend securities on behalf of the Employee or others, including accounts managed by the Adviser.

c.	Do not communicate the information inside or outside the Adviser other than to the CCO

d.	After the CCO has reviewed the issue, the Employee will be instructed as to the proper course of action to take.

3.	Restricting Access to Material Non-Public Information

Information in the Employee’s possession that the Employee identifies as material and non-public may not be communicated to anyone, including persons within the Adviser except as provided in paragraph 1 above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

4.	Resolving Issues Concerning Insider Trading

If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

Restricted/Watch Lists

Although the Adviser does not typically receive confidential information from public companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The Adviser may place certain securities on a “restricted list.” Covered Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period in which they are listed. Securities issued by companies about which a number of Covered Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Adviser shall take steps to immediately inform Covered Persons of the securities listed on the restricted list.

The Adviser may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Covered Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Covered Persons and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.

Violations

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties, and exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any Covered Person will constitute grounds for immediate dismissal.

Procedures

Covered Persons must:

1.	Consult the CCO when a question(s) arises regarding Insider Trading or when the employee suspects a potential Insider Trading violation;

2.	Advise the CCO of all outside activities, directorships or material ownership in a public Adviser (over 5%);

3.	Maintain awareness, reports and monitor clients who are shareholders, directors, or senior officers of public companies;

4.	Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and

5.	Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.

Section 6: Personal Securities Policy and Reporting

Relevant Exhibits

Exhibit B – Pre-Clearance Request Form1

Exhibit C – Quarterly Personal Securities Transaction Report Exhibit D – Initial / Annual Holdings Report

Essentially, this policy prohibits “access persons” from engaging in Personal Securities Transactions (as defined below) involving securities and financial instruments which the Adviser and any of its affiliates is recommending or trading or contemplates recommending to clients, and certain other securities and financial instruments.

No access person may engage in Personal Securities Transactions involving any financial instruments which are:

a)	Owned by a client. This includes all collective investment schemes and managed accounts. This ban also holds true for financial instruments where a credit report is being prepared.

b)	Actively contemplated for transactions on behalf of clients, even though no buy or sell orders have been placed. This restriction applies from the moment that an employee has been informed in any fashion that any advisory representative intends to purchase or sell a specific security for clients’ accounts. This is a particular sensitive area and one in which each employee must exercise caution to avoid actions which, to his or her knowledge, are in conflict or in competition with the interests of clients;

Long only transactions are allowed in the following financial instruments:

a)	Debt or equity securities, including closed-end funds, in emerging markets, defined as a country outside the G-10;

b)	Exchange Traded Funds (ETF’s) in emerging markets, define as a country outside the G-10.

The prohibition in this Section of the Code, however, does not extend to sovereign debt securities, and shares of open-end investment companies (mutual funds).

Unless short sales, options, and margin transactions involve financial instruments which fall within the above prohibitions, employees may engage in such transactions; however, such transactions are strongly discouraged. Any employee engaging in such transactions should recognize the danger of being “frozen” because of the general restrictions which apply to personal transactions as noted above.

Any employee, who feels that the above prohibitions create a particular hardship for him or her in a particular case, should discuss the facts with the CCO. In specific cases of extreme hardship, an exception may be granted if the interests of the Adviser’s clients permit.

For the purpose of this Code, “Personal Securities Transactions” include securities transactions for employees’ own account or transactions for other accounts in which employee have “beneficial interest,” unless employees have no direct or indirect influence or control over the account or the transaction. “Beneficial interest” means the opportunity, directly or indirectly, through any contract, arrangement,

1 Employees are permitted to utilize the Pre-Clearance Request Form or provide similar pre-clearance request information via email.

understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An access person is deemed to have a beneficial interest in securities owned by members of his or her immediate family. Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an access person has a beneficial interest in a security should be brought to the attention of the CCO.

“Immediate family” of an access person means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-in-law
Step-child	Spouse	Daughter-in-law
Grand-child	Sibling	Brother-in-law
Parent	Mother-in-law	Sister-in-law
Step-parent	Father-in-law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

If an employee has a substantial measure of influence or control over an account, but neither he/she nor employee’s family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, employee is not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions (discussed below) is not required. In all transactions involving such accounts employee should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with CIM’s investment advisory clients or with respect to employee’s position as a supervised person of the Adviser. In this regard, employees’ attention is directed to Sections covering “Other Conflicts of Interest,” and “Other Transactions,” respectively, which do apply to such situations.

The term “securities” for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and currency futures. More specifically, “security” has the same meaning set forth in Section 2 (a) (36) of the Investment Adviser Act of 1940.

Reporting Requirements

The Securities and Exchange Commission (“SEC”) has proposed Rule 204A-1 under the Advisers Act that would require access persons of investment advisors to report their personal securities transactions and holdings. Rule 17j-1 of the Investment Adviser Act was adopted in 1980 and has required that advisers to investment companies have procedures in place that require access persons to submit periodic reports regarding their personal securities holdings and transactions. CIM has determined to adopt policies under its Code that mirror many of the requirements under 17j-1.

Procedures for Initial and Annual Reporting of Personal Securities Holdings Initial

The report must be made within 10 calendar days of becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person.

Annual

The report must be made within 45 calendar days of calendar year end - by February 14th of each year. The information must be current as of a date no more than 45 days prior to December 31st of the previous year.

Content

The Initial and Annual holdings reports must include:

1.	Title and exchange, ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Covered Person has any direct or indirect beneficial ownership; and

2.	Name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit.

3.	The Adviser has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm.

To comply with this policy, every covered person and members of his or her immediate family may also arrange for the Compliance Staff to receive from any broker, dealer, or bank that executes any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such access person or such immediate family member has a beneficial interest. Each month, the Compliance Staff will review the brokerage statements, together with the log of transactions in all client accounts and will discuss any apparent issues first with the access person. After this initial discussion, the CCO shall have sole discretion as to what action to take, including implementing the procedures in Section 8. In addition access persons are required to present an Initial Statements of Holdings (upon first joining the Adviser) and Annual Statements of holdings, as required by rule 17j-1.

Procedures for Quarterly Reporting of Personal Securities Transactions

Quarterly Personal Security Transaction Reports

The report must be made within 20 calendar days after the end of each calendar quarter. Content

1.	The report must contain the following information:

2.	Date and title of the transaction and the exchange, ticker symbol or CUSIP number;

3.	Interest rate and maturity date (if applicable);

4.	Number of shares and the principal amount of each Covered Security involved;

5.	Nature of the transaction (purchase, sale or any other type of acquisition or disposition);

6.	Price of the Covered Security at which the transaction was effected; and

7.	Name of the broker, dealer or bank with or through which the transaction was effected. Reporting

The Adviser has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm.

Account statements from financial institutions may be attached to the Report rather than duplicating information on the Report.

Quarterly Certificate Forms will be distributed to all covered persons. Completed forms should be sent to the Compliance staff. All covered persons must file Quarterly Certification Forms even if there were no reportable transactions during the quarter. All Quarterly Certification Forms and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than six (6) years, the first two (2) years in an appropriate office of CIM.

The Compliance staff shall review all Quarterly Report Forms filed by covered persons and shall compare such individual reports of transactions entered into by the Adviser, its advisory affiliates and the its advisory clients. The Compliance Associate shall immediately report to the CCO and senior management at the next meeting following the receipt of any report which indicates that a Personal Securities Transaction violated a provision of this Code.

The CCO and senior management shall consider reports made to it hereunder and, upon discovering that a violation of the Code has occurred, may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the CCO

IPOs and Private Placements Policy Pre–clearance

All Covered Persons are required to pre–clear transactions in Initial Public Offerings (IPOs) and Private Placements (Limited Offerings) using the Adviser’s Pre–Clearance Request Form. Pre–clearance will be valid for this the current offering.

The request to purchase a Limited Offering must include the offering documents. Exceptions to

Reporting

The Adviser’s Code does not require a Covered Person to submit:

1.	A quarterly transaction report if the report duplicates information contained in confirmations or account statements received by the CCO as long as such information is received no later than thirty days after the end of the calendar quarter; and

2.	Reports of transactions effected pursuant to an automatic investment plan. Procedures Quarterly

The CCO is responsible for reviewing and monitoring personal securities transactions of Covered Persons of the Adviser:

1.	Comparing the list of Covered Persons against the Quarterly Personal Securities Transaction Reports collected each quarter to assure reporting compliance.

2.	Reviewing all personal securities transactions of Covered Persons at least quarterly for trading abuses and will compare to other Adviser documents as necessary to assure that trading is in compliance with Adviser requirements.

Annually

1.	Comparing the list of Covered Persons against the Annual Personal Securities Holdings Reports collected to assure reporting compliance.

2.	The Annual Personal Securities Holdings reports should be compared to a sample of Personal Quarterly Securities Transaction Reports and/or statements from financial institutions holding the accounts to assure the Covered Person is reporting personal securities transactions as required.

Pre-Clearance of Personal Securities Transactions

Every Personal Securities Transaction by an access person must be pre-cleared prior to execution in accordance with the procedures set forth below.

Any access person wishing to enter into a Personal Securities Transaction shall submit via e-mail a notice to the CCO and/or the Compliance Associate. The notice shall:

a)	state the name of the issuer and type of security, the proposed transaction date, the number of shares or the face amount of the security proposed to be purchased or sold; and,

b)	represent that to the knowledge and belief of the advisory representative, after due inquiry, the proposed Personal Securities Transaction is not prohibited under the Code.

Such a notice shall be submitted, and approval of the proposed transaction shall be provided by the CCO or the Compliance Associate via e-mail, before execution of the proposed transaction. Mr. Binder or Ms. Novick will approve the transactions of the CCO. The CCO or the Compliance Associate is required to approve the transactions of other access persons. Pre-Clearance approval of any such transaction shall be effective for five (5) business days following such approval. If five (5) business days expire prior to the execution of such transaction, a new written request shall be provided by the access person.

If the proposed Personal Securities Transaction is approved, a copy of the document evidencing approval and a copy of the notice requesting approval shall be maintained in an easily accessible place by CIM for a period of not less than six (6) years (the first two years in an appropriate office of CIM). In addition, each access person shall comply with the reporting requirements set forth in this Code.

Section 7: Outside Business Activities Policy and Reporting

Relevant Exhibits

Exhibit E – Outside Business Activities Disclosure Form Exhibit F – Outside Business Pre-Approval Form

Outside Business Activities

The Adviser’s Covered Persons may not participate in Outside Business Activities that may have a negative impact on the performance of their job, conflict with their obligations to the Adviser, or otherwise reflect adversely upon the Adviser’s business, image or reputation.

In addition, as in business activities, Covered Persons’ personal activities must be undertaken with the utmost integrity. This principle extends to how Covered Persons conducts personal financial and tax affairs, and requires conduct is in a manner that does not adversely impact the business, image or reputation of the Adviser or otherwise reflect adversely upon the Adviser’s business, image or reputation. Preapproval The Adviser requires that Covered Persons obtain pre-approval for all Outside Business Activities including acting as either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise. The Adviser does not require Covered Persons to pre-approve non-investment related activity that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt. If the Outside Business Activities could pose a real or perceived conflict of interest with Adviser clients, or interfere with the Covered Person’s responsibilities to the Adviser, the CCO may prohibit such activity. Executor/Trustee In addition, Covered Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the CCO unless such position is for a family member. Procedures

All Covered Persons are required to complete:

1.	Outside Business Activities Pre-Approval Form(s), as applicable;

2.	Annual Outside Business Activities Disclosure form; and

3.	If any employee is currently engaged in any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise, it must also be disclosed on the individual’s Form U-4 via the IARD system.

Section 8: Gifts and Entertainment Policy

Relevant Exhibits

None

Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee of the Adviser, or any of their family members, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. In addition to this Code of Ethics, the Adviser’s Entertainment and Gift policy provides complete detail and guidance regarding the Adviser’s specific policy. Each employee should discuss with the CCO any gifts or proposed gifts for which they are not certain as to being appropriate. However, for both the employee’s protection and that of the Adviser, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the Adviser, and whenever possible, prior approval should be sought from the CCO. Any question as to the propriety of such situations should be discussed with the CCO for ultimate approval/disapproval. Each employee shall report any and all such entertainment/gifts/requests to the CCO who will maintain a compliance log of all such requests.

Employees should also be aware that areas in addition to Personal Securities Transactions, gifts and sensitive payments may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

1.	Information acquired in connection with employment with our organization may not be used in any way which might be contrary to or in competition with the interests of clients.

2.	Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

3.	All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) should be approved by the CCO prior to acceptance of any such position.

4.	No advisory representative, other than one exercising discretionary authority over client funds, shall advise clients to purchase, hold or sell stock or other securities. No advisory representative having discretionary authority over clients’ funds shall exercise such discretion to invest such funds in securities issued by the Adviser’s parent or in that of other affiliates.

Section 9: Conflict of Interest

Directors, officers and employees have a duty to act in the best interests of the Adviser and its shareholders at all times. As part of this duty, directors, officers and employees are prohibited from engaging in any transaction which involves an improper conflict of interest.

A “conflict of interest” exists when a person’s private interests interfere in any way with the interests of the Adviser. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Adviser work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Adviser. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Adviser employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Adviser policy, unless they have been approved by the Adviser. Wherever a conflict of interest arises, the person involved must promptly disclose the circumstances of the conflict to the Chief Compliance Officer.

Section 10: Other Transactions

No employee shall participation on behalf of the Adviser, or any client of the Adviser or on such employee’s own behalf in any of the following transactions:

a)	Use of firm funds for political purposes;

b)	Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;

c)	Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);

d)	Use of the funds or assets of the Adviser for any unlawful or improper purpose; and

e)	Use of any device, scheme, or practice which operates, or is intended to operate, as a fraud or deceit upon the Adviser or any client of the Adviser.

Whether a violation of any of these rules has occurred shall be determined by the Adviser in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures has been instituted by any person.

Section 11: Social Media and Networking Policy

Relevant Exhibits

None

Policy

The use of social networks and social media (collectively “social networks”) such as Facebook, MySpace, Twitter, LinkedIn, YouTube, etc., blogs, or other forms of online publishing or discussion) is widespread for both work and personal purposes. Employees who choose to create or participate in a social network must do so without interfering with the employees’ primary job responsibilities.

While social networks can foster connections between colleagues, employees, and friends, and allow the sharing of information quickly, the information posted to social networking sites is in the public domain and may reflect on the Adviser’s business. This is a real possibility especially in an age where people regularly use search engines to find information about business contacts.

Employees who participate in social networking must adhere to the following guidelines relative to any communications related to the Adviser or to any Adviser personnel.

Personal vs. Business Use

1.	In general, employees must keep personal social media activity distinct and separate from professional networking activity, and communication with purely social media sites should be conducted from personal email accounts only.

2.	Personal social networking is not allowed on Adviser computers or other IT equipment at any time.

3.	Employees are personally responsible for what they post. Postings are public and will be available for a long time even if an employee tries to modify it or remove it later. The Adviser disclaims any responsibility or liability for any other errors, omissions, loss or damages claimed or incurred due to any employee posting.

4.	Employees are required to identify themselves when relevant and when publishing something about the Adviser, the work they do or any subjects associated with the Adviser use a disclaimer that the views expressed are exclusively their own. The disclaimer could say something like the following: “The views I express on this site are my own and do not represent those of the Adviser”.

5.	Employees must ensure that the choice of words used does not suggest that the employee is representing the Adviser’s official position, unless the employee has been authorized to do so. For example, postings should be written in the first person (“I” rather “we”). Managers and executives of the Adviser must take special care when posting due to the nature of their positions; their personal postings may be interpreted as views and opinions of the Adviser even with standard disclosure language in place.

Testimonials

Federal securities laws prohibit advertising (which includes social media) that: refers to any testimonial concerning the adviser or any advice, analysis, report, or other service rendered by such adviser or any statement of a client’s experience or an endorsement by a client. The following guidelines must be followed to avoid testimonials:

1.	Preventing “online friends” to post comments or recommendations to an employee’s social network, which may include the comments/recommendations of current and former Adviser employees.

2.	Not writing recommendations or referrals for friends/associates. Employees are not to write any recommendations for others as it could create a potential liability situation. Requests for referrals should be directed to the CEO of the Adviser.

3.	Restricting (where possible) the ability of others to post recommendations and should delete any recommendations received from others (where it is not possible to restrict).

4.	Not providing a link to the Adviser website or disclosure of the Adviser’s website on the social networking site, (excluding LinkedIn).

Privacy and Violations of Other Adviser Policies

1.	Employees are prohibited from using, disclosing, or posting Adviser or client confidential, proprietary and non-public information, or any documents related to the Adviser, its clients, and known clients. Also, employees should not comment on the Adviser’s confidential and financial information such as future business performance, business plans, or prospects. Disclosing such information may subject the employee or the Adviser to liability for insider trading or other violations of securities laws.

2.	Employees must not engage in any communication that violates the Adviser’s policy prohibiting sexual and other unlawful harassment, the Adviser’s conduct rules. The Adviser expects its employees to be courteous and respectful towards supervisors, co-workers, clients, and other persons associated with the Adviser. Do not engage in any personal attacks on such individuals.

3.	Employees are responsible for maintaining the security of passwords used to access social networking sites. Employees should not use the same password to access an external social media site that is used for internal Adviser purposes, and should not give out passwords.

4.	Employees must use caution about reposting information from other sites and should respect all copyright trademark, privacy, fair-use, financial disclosures and other laws. In accessing or using social networking employees must comply with the legal terms of code of conduct governing such sites.

Use of Adviser Name and Representations

Employees are prohibited from divulging the Adviser’s name or their position on social networks except for approved professional networking sites (e.g. LinkedIn). Furthermore, if an employee elects to use the Adviser’s name on LinkedIn and identifies themselves as a Adviser employee they must refrain from any disclosures that may harm the Adviser or misrepresent their job title or position, or post other negative comments.

Use of Email

Employees are prohibited from using the email function on any social networking site when communicating information that would be required to be retained under federal securities laws, which include all communications with clients as well as communications about client trades and client portfolios. In the event that an employee must use email to communicate, (for example, during a business continuity event) employee must send a copy of the email message to their Adviser’s email address so the record will be retained as required.

Adviser Access

The Adviser retains the right to monitor all files and messages stored on and transmitted through Adviser computers, so employees have no reasonable expectation of privacy on social network sites accessed through Adviser computers, even if a private account is used.

Procedures

The CCO will conduct audits to monitor participation in social media and the use of the guidelines listed above. The Adviser reserves the right to determine whether particular conduct violates any part of this policy or is otherwise inappropriate. Violation may result in discipline, up to and including an unpaid suspension and/or immediate termination.

Section 12: Political Contributions Policy and Reporting

Relevant Exhibits

None

Background

SEC regulations require that Investment Advisers collect reports on personal political contributions. Policy

The Adviser does not require the reporting of personal political contributions because the Adviser:

1.	Has no business with state or local government entities; or

2.	Does not plan to solicit or provide investment advisory services to state or local government entities in the future.

As such, the Adviser will not:

1.	Provide advisory services for compensation to a government entity, either directly or through a pooled investment vehicle (specifically, a private fund or a registered investment Adviser that is an investment option of a participant-directed plan or program of a government entity, including a college savings plan like a 529 plan and a retirement plan like a 403(b) or 457 plan), for two years after the adviser or certain of its executives or employees makes political contributions to an elected official or candidate for political office above $350 for a candidate they are eligible to vote for and $150 for a candidate they are not eligible to vote for, if the office is directly or indirectly responsible for, or can influence that government entity’s selection of the adviser;

2.	Pay or agree to pay a third-party placement agent or “finder” to solicit business from a government entity on the adviser’s behalf unless the third party is a registered broker-dealer or SEC-registered investment adviser subject to pay to play restrictions; and

3.	Allow either the Adviser not certain of its executives and employees from soliciting or coordinating contributions (i.e., “bundling”) from others to a political official, candidate or political party in a state or locality where the Adviser provides or is seeking to provide advisory services.

If the Adviser opts not to collect reports, the Adviser will be unable to solicit or provide investment advisory services to state and local government entities for a period of 2 years (“2 year lock out”).

Section 13: Code of Ethics Acknowledgements

Relevant Exhibits

Exhibit G – Initial / Annual Acknowledgement Acknowledgements

The intent of the Code is to provide a framework for honesty and fair dealing, and to keep in compliance with the regulations which provide for the supervision of the business.

Every employee will receive a copy of this Code annually. They will be required to annually acknowledge, in writing, their understanding of the Code and intent to comply with its intent. Additionally, employees have been provided to access with and have an understanding of the Compliance Manual.

Written acknowledgements of the Code must be submitted on the Initial/Annual Compliance Report:

1.	Initially, when the Code is placed in service;

2.	Initially, within ten days of employment by the Adviser;

3.	Any time there have been amendments to the Code; and

4.	Annually, within 45 days of calendar year end. Procedures

The CCO is responsible for providing the Code and all amendments to the Code to Covered Persons and obtaining all required acknowledgements.

Section 14: Form ADV Disclosure

Relevant Exhibits

None

The Adviser will describe the key provisions of its Code of Ethics in Form ADV Part 2 (or equivalent brochure). The disclosure will state that the Adviser will provide a copy of its Code of Ethics to any client or prospective client upon request. The CCO will approve the initial ADV disclosure relating to the Code and any amendments.

The CCO or designated person will make a record of all requests and the date and to whom the Code was delivered.

Section 15: Violations and Sanctions

Relevant Exhibits

None

Reporting any Illegal or Unethical Behavior or Violations of this Code

Employees of the Adviser are required to talk to the Chief Executive Officer (CEO), the Chief Operating Officer (COO) or CCO about observed illegal or unethical behavior. Employees are expected to cooperate in internal investigations of misconduct. Employees of the Adviser must read the Adviser’s Compliance Manual which describes procedures for the receipt, retention, and treatment of complaints received by the Adviser regarding accounting, internal accounting controls, auditing matters or any other complaint by clients.

Any employee of the Adviser may submit a good faith concern regarding questionable accounting or auditing matters, or any other area of concern without fear of dismissal or retaliation of any kind.

Each employee of the Adviser shall promptly bring to attention of the CEO and the CCO, any information he or she may have concerning any perceived violation of this Code, including any actual, apparent or potential conflicts of interest between personal and professional relationships, involving any employee of the Adviser, its contractors, it agents or its clients. The CCO will keep records of any violation of the Code of Ethics as well as any action taken as a result of the violation.

Sanctions

The Adviser will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Enforcement of this Code

The Adviser has adopted the following procedure for enforcing this Code:

1.	The Adviser will investigate all alleged violations of this Code. This investigation will be undertaken by the CCO and/or another person designated by the Board of Directors.

2.	In the event that the Adviser determines that a violation of this Code has occurred, the Adviser will take appropriate action against the violator, which may include termination of employment, reduction of authority or reduction in compensation.

Section 15: Compliance Oversight

Relevant Exhibits

None

The CCO’s responsibilities include the following:

1.	Create and maintain a list of all Covered Persons;

2.	Monitor personal securities transactions, brokerage statements, and/or the clients’ securities transactions for unusual trading patterns and reporting;

3.	Communicate Code policies to employees upon hiring and during compliance meetings;

4.	Require Covered Persons to read this Code and obtain required acknowledgments;

5.	Monitor requests for a copy of the Adviser’s Code and subsequent delivery;

6.	Review and revise the Code for adequacy and effectiveness at least annually;

7.	Review and revise the Code of Ethics as necessary;

8.	Review and revise Form ADV disclosure of the Code;

9.	Report material Code violations and sanctions to the Board of Directors, (as applicable), periodically;

10.	Implement measures to prevent dissemination of material non-public information, when it has been determined that an employee has obtained such information, and add the security to the Adviser’s restricted list, (as applicable), thereby restricting officers, directors and employees from trading the securities for themselves or clients;

11.	Document all Code violations or apparent violations promptly upon discovery and take appropriate action as necessary; and

12.	Determine disciplinary action against any Covered Persons.

Section 16: Recordkeeping

Relevant Exhibits

None

The Adviser requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Adviser’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect actual transactions and must conform both to applicable legal requirements and to the Adviser’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and with the signed acknowledgement of the CEO.

The CCO will ensure that the following books and records are maintained in electronic or hard copy form for at least five years, two years in an easily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

3.	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Covered Person; (These records must be kept for five years after the individual ceases to be a Covered Person of the Adviser.)

4.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

5.	A list of the names of persons who are currently, or within the past five years were Covered Persons of the Adviser; and

6.	As applicable, record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in IPO’s or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.

EXHIBITS

Exhibit A – Covered Persons

Compliance Officer

Charles T. Cassel III., serves as the Adviser’s Chief Compliance Officer (“CCO”). Marta Novick serves as the Compliance Officer. In the event of Mr. Cassel being absent for any reason, Ms. Novick shall assume the role of CCO and all supervisory and compliance responsibilities until Mr. Cassel returns. In the event of both Mr. Cassel and Ms. Novick being absent simultaneously, Jonathan Binder shall assume the role of CCO, and all supervisory and compliance responsibilities until either Mr. Cassel or Ms. Novick return.

Chief Investment Officer and Chief Risk Officer

The Adviser has designated Charles Cassel, Managing Director/Chief Risk Officer, and Jonathan Binder as the Chief Investment Officer of the Adviser.

Access Persons

Name
Charles Cassel
Victor Maldonado
Michael Berry
Jonathan Binder
Angel Hernandez
Sergey Dubin
Marta Novick
Andres Calderon
Alex Rishawy

Exhibit B – Pre–Clearance Request Form

Pursuant to the Adviser’s Code of Ethics, I request clearance for the following proposed transactions I am required to obtain the prior written approval the CCO before, directly or indirectly, acquiring or disposing of beneficial ownership of an Initial Public Offering (IPOs) and Private Placements (Limited Offerings).

Type and Amount of Security	Purchase or Sale

I understand that:

1.	The CCO may reject any trade request in their sole discretion, and no reason need be given for such rejection.

2.	The Pre – Clearance will be valid for one trading day for market orders and limit orders.

3.	This clearance may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Security arises and, in the reasonable judgment of the Adviser, the completion of my trade would be inadvisable.

Covered Person Print or Type Name

Signature	Date

Approval:

Compliance Review Print or Type Name

Signature	Date

Exhibit C – Quarterly Personal Securities Transaction Form

Exhibit D – Initial / Annual Holdings Report

Exhibit E – Outside Business Activities Disclosure Form

I am involved in Outside Business Activities: Yes No

☐	Listed below are all outside activities I am involved in:

I have received pre-approval for all activities listed:

Yes No

I certify the above disclosure is inclusive of all business activity outside of my relationship with the Adviser, and that no other form of compensation is received directly or indirectly.

Yes No

☐       Accepted and Agreed:

Covered Person	Print or Type Name

☐ Signature				Date

Compliance Review		Print or Type Name

Signature			Date

Comments:

Exhibit F – Outside Business Pre-Approval Form

I request approval for the following Outside Business Activity:

Include any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise. Also include non-investment related activity including any charitable, civic, religious or fraternal activity that is recognized as tax exempt.

1. The name of the other business:

2. Is the business is investment-related?

3. The address of the other business:

4. The nature of the other business:

5. Your position, title, or relationship with the other business:

6. The start date of your relationship:

7. The approximate number of hours/month you devote to the other business:

The number of hours you devote to the other business during securities trading hours:

8. Briefly describe your duties relating to the other business:

9. Will compensation[2] be received from another employer[3]?

☐ Yes No

10. In what form

Accepted and Agreed:

Covered Person	Print or Type Name

Signature		Date

Compliance Review	Print or Type Name

Signature		Date

Comments:

2	Compensation is defined as, but not limited to, commissions, selling fees, salaries, compensation paid directly or indirectly, finder’s fees, participation in profits, partnership distributions or expense reimbursement.
3	Employer is defined as any corporation, partnership, or franchise relationship, or indirect business activity through a general agent, independent contractor, or sales representative.

Exhibit G – Initial / Annual Acknowledgement Report

Exhibit H – Definitions

Access Person includes any Supervised Person who:

1.	Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the adviser or its control affiliates manage; or

2.	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

Because the Adviser’s primary business is providing investment advice, all of the Adviser’s directors, Officers, and partners are presumed to be Access Persons. (However, certain directors of the Adviser may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.)

Advisory Person means:

1.	Any Supervised Person of the Adviser or of any Adviser in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

2.	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to any client of the Adviser with regard to the purchase or sale of a security.

Beneficial Ownership has the same meaning as that term is defined in Rule 16a–1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Client or Client Account means any Fund advised by the Adviser, any private investment funds advised by the Adviser, and any outside private account for which the Adviser serves as investment adviser and in which the Adviser (and persons associated with the Adviser) has no ownership interest, direct or indirect (other than as a shareholder of the mutual fund or as a member, partner or shareholder of any private investment funds advised by the Adviser).

Control is the power to exercise a controlling influence over the management or policies of a Adviser, unless such power is solely the result of an official position with such Adviser. Ownership of 25% or more of a Adviser’s outstanding voting security is presumed to give the holder control over the Adviser. (Investment Adviser Act Section 2(a) (9)).

Covered Account is generally any account in the name of the Adviser or an Access Person or in which the Adviser or Access Person:

1.	Has any direct or indirect beneficial ownership interest; and

2.	Exercises control or influence; and/or

3.	An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).

A Covered Account excludes any such account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Covered Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open–end mutual funds that are not advised or sub–advised by the Adviser or its affiliates; and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Adviser or its affiliates. .

Fund means an investment Adviser registered under the Investment Adviser Act.

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended. Investment Adviser Act means the Investment Adviser Act of 1940, as amended.

Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

1.	Spouse;

2.	Minor children; and

3.	A relative who shares his or her home,

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:

1.	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);

2.	Employees; and

3.	Other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.